EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders:
GenVec, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-164862, No. 333-140373, No. 333-133366, No. 333-123968, No. 333-101963 and No. 333-76886) and on Form S-8 (File No. 333-183182, No. 333-183179, No. 333-176215, No. 333-153693, and No. 333-110446) of GenVec, Inc. of our report dated March 22, 2013, with respect to the balance sheets of GenVec, Inc., as of December 31, 2012 and 2011 and the related statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years then ended which report appears in the December 31, 2012 Annual Report on Form 10-K of GenVec, Inc.

/s/KPMG LLP

McLean, Virginia
March 22, 2013